EXHIBIT 10.5
EXECUTION COPY

FOURTH AMENDMENT TO
FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT

    This FOURTH AMENDMENT TO THE FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amendment”) is entered into as of this 6th day of May, 2021 and shall become effective as of January 1, 2021, by and among Global Net Lease, Inc., a Maryland corporation (the “Company”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and Global Net Lease Advisors, LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

    WHEREAS, the Company, the Operating Partnership and the Advisor previously entered into that certain Fourth Amended and Restated Advisory Agreement, dated as of June 2, 2015, as amended by (i) the First Amendment thereto dated as of August 14, 2018, (ii) the Second Amendment thereto dated as of November 6, 2018, and (iii) the Third Amendment thereto dated as of May 6, 2020 (collectively, the “Advisory Agreement”);

WHEREAS, the Company, the Operating Partnership, and the Advisor desire to make certain amendments to the Advisory Agreement to change (i) the timing of the calculation and reconciliation of the Base Management Fee Limit and Advisory Compensation Limit (each as defined in the Advisory Agreement), (ii) the timing of the Incentive Compensation Period (as defined in the Advisory Agreement), in order to align the periods with the Company’s fiscal year and the new Incentive Compensation Period, and (iii) the timing of the yearly Annual Performance Standards process;

WHEREAS, in light of the unprecedented market disruption resulting from the COVID-19 pandemic and the issuance of additional equity in the Company, the Company, the Operating Partnership and the Advisor acknowledge that the existing Incentive Compensation hurdles may not be attainable in the short term;

WHEREAS, in order to provide the Advisor an appropriate incentive as the Company works to continue to minimize the adverse impact on its business resulting from the COVID-19 pandemic and to account for the additional equity that has been issued by the Company, the Conflicts Committee of the Board of Directors of the Company desires to adopt adjusted Incentive Compensation hurdles for the annual period beginning on January 1, 2021 and ending December 31, 2021; and

WHEREAS, the Company, the Operating Partnership and the Advisor desire to amend and restate Section 6 of the Advisory Agreement so that the amendments effectuated by this Amendment and past amendments are more clearly organized and easier to follow.

AGREEMENT

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Resetting of the Annual “Incentive Compensation Period” from July 1-June 30 to January 1-December 31. Section 1 is amended by deleting the definition of Incentive Compensation Period in its entirety and replaced as follows:

““Incentive Compensation Period” means the annual period beginning on January 1 and ending on December 31.”

2.Resetting Calculation of “Base Management Fee Limit” on Calendar Year. Section 1 is amended by deleting the definition of Base Management Fee Limit in its entirety and replaced as follows:

    ““Base Management Fee Limit” means an amount, determined as of each December 31 for the preceding year, equal to (i) the AUM for the preceding year multiplied by (ii) (such multiplying factor, the “Factor”):

(A)    If such AUM is equal to or less than Three Billion Dollars ($3,000,000,000), 0.75%;
(B)    If such AUM is greater than Three Billion Dollars ($3,000,000,000) but is less than Fourteen Billion Six Hundred Sixty Million Dollars ($14,660,000,000), the Variable Base Management Fee Cap Percentage for such preceding year;
(C)    If such AUM is equal to or exceeds Fourteen Billion Six Hundred Sixty Million Dollars ($14,660,000,000), 0.40%;
provided, however, that, notwithstanding anything in Part (B) and Part (C) to the contrary, the Factor shall not be less than 0.50% unless a majority of the Independent Directors has then determined (based upon market fee comparables of advisory contracts and market comparables of total general and administrative expense ratios and advisory fee ratios then available to them and determined in accordance with Section 6(c)(vi) (such comparables, the “Market Comparables”)) that a Factor equal to 0.50% is not consistent in all material respects with the Market Comparables, in which case the Independent Directors shall set the Factor in accordance with Section 6(c)(vi), which shall be no less than the Factor determined in accordance with this definition but for this proviso and which shall be no greater than 0.50%.”

3.Resetting Calculation of “Advisory Compensation Limit” on Calendar Year. Section 1 is amended by deleting the definition of Advisory Compensation Limit in its entirety and replaced as follows:

    ““Advisory Compensation Limit” means an amount, determined as of each December 31 for the preceding year, equal to (i) the AUM for the preceding year multiplied by (ii):

(A)    If such AUM is less than or equal to Five Billion Dollars ($5,000,000,000), 1.25%;
(B)    If such AUM is greater than Five Billion Dollars ($5,000,000,000) but less than Fifteen Billion Dollars ($15,000,000,000), the Variable Advisory Compensation Fee Cap Percentage for such preceding year; or
(C)    If such AUM is equal to or exceeds Fifteen Billion Dollars ($15,000,000,000), 0.95%.”

4.Incentive Compensation Periods. Notwithstanding anything to the contrary contained in the Advisory Agreement and herein:

i.The April 1, 2020-December 31, 2020 COVID-19 Response Incentive Compensation Period shall not be extended.

ii.Section 4(c) of the Third Amendment is deleted in its entirety and replaced with the following: “For the period beginning on January 1, 2021 and ending on December 31, 2021, there shall be a twelve-month incentive compensation period (the “2021 Incentive Compensation Period”).”

iii.Section 4(d) of the Third Amendment is deleted in its entirety and replaced with the following: “Following the 2021 Incentive Compensation Period, “Incentive Compensation Period” shall mean the annual period beginning on January 1 and ending on December 31 of the same year.”

5.Definition of Incentive Fee Lower Hurdle and Incentive Fee Upper Hurdle. The definitions of “Incentive Fee Lower Hurdle” and “Incentive Fee Upper Hurdle” are hereby deleted in their entirety and replaced as follows:

““Incentive Fee Lower Hurdle” means:

(i)for the 2021 Incentive Compensation Period beginning January 1, 2021 and ending December 31, 2021, $1.95 per share in the aggregate and $0.4875 per share per quarter;

(ii)for the Incentive Compensation Period beginning January 1, 2022 and ending December 31, 2022, $2.25 per share in the aggregate and $0.5625 per share per quarter; and

(iii)for each Incentive Compensation Period thereafter, the prior year’s Incentive Fee Lower Hurdle, as the same may be increased each year by the Incentive Fee Escalator in accordance with Section 6(e)(iii).

“Incentive Fee Upper Hurdle” means:

(i)for the 2021 Incentive Compensation Period beginning January 1, 2021 and ending December 31, 2021, $2.62 per share in the aggregate and $0.655 per share per quarter;

(ii)for the Incentive Compensation Period beginning January 1, 2022 and ending December 31, 2022, $2.92 per share in the aggregate and $0.73 per share per quarter; and

(iii)for each Incentive Compensation Period thereafter, the prior year’s Incentive Fee Upper Hurdle, as the same may be increased each year by the Incentive Fee Escalator in accordance with Section 6(e)(iii).”

6.Amendment and Restatement of Section 6. Section 6 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“(a) For the services rendered under this Agreement, the Company shall pay the Base Management Fee and the Incentive Compensation to the Advisor.

(b) The Parties acknowledge that the Base Management Fee is intended to compensate the Advisor for certain expenses not otherwise reimbursable under Section 7(b) in order for the Advisor to provide the Company the services to be rendered under this Agreement.

(c) The Base Management Fee shall be calculated and paid as follows:

(i) The Company shall pay the Base Management Fee to the Advisor or its permitted assignees as compensation for services rendered in connection with this Agreement. The Base Management Fee shall be payable monthly, in advance in cash, in an amount equal to one-twelfth of the Base Management Fee. The Advisor shall calculate each monthly installment of the Base Management Fee, and deliver such calculation to the Company within ten (10) days following the last day of each calendar month for which a Base Management Fee is payable. The Company shall pay the Advisor each installment of the Base Management Fee within five (5) Business Days after the delivery to the Company of such computations.

(ii) Reduction in Base Management Fee. Upon a Portfolio Divestiture Event, the amount of the Variable Base Management Fee will be reduced by an amount equal to (A) the Divestiture Distributions multiplied by (B) 1.25%.

(iii) Minimum Base Management Fee. For the avoidance of doubt, during the Term, in no event shall the Base Management Fee paid to the Advisor in any calendar year be less than the Minimum Base Management Fee. For the avoidance of doubt, in the event this Agreement is terminated in accordance with Section 10 or Section 13, prior to December 31 of such year, the Advisor shall only be entitled to a portion of the Minimum Base Management Fee pro-rated for the portion of the year elapsed since January 1 of such year.

(iv) Limit on Base Management Fee. In no event shall the Base Management Fee paid to the Advisor over any calendar year exceed the Base Management Fee Limit.

(v) Reconciliation. No later than February 1 of each year, the Advisor shall calculate and provide to the Company a reconciliation showing the difference, if any, between the amount of the Base Management Fee actually paid to the Advisor in the preceding year and the amount which should have been paid pursuant to this Agreement (the “Annual BMF Calculation”). If the Annual BMF Calculation (as finally determined in accordance with Section 6(h)) shows that the Company has paid more than required under this Section 6(c) (a “Base Fee Excess”), the Advisor shall return and repay to the Company such Base Fee Excess in cash within fifteen (15) Business Days after the final determination of the Annual BMF Calculation. If the Annual BMF Calculation shows that the Company has not paid the amount required under this Section 6(c) (a “Base Fee Deficiency”) the Company shall pay the Advisor the portion of the Base Fee Deficiency that the Board does not dispute within five (5) Business Days after the receipt of the Annual BMF Calculation, and the balance of the Base Fee Deficiency shall be paid within five (5) Business Days after such amount has been finally determined in accordance with Section 6(h).

(vi) Base Management Fee Limit. No later than February 1 of each year (each, an “AUM Test Year”) in which AUM for the most recently completed AUM Test Year is equal to or exceeds Ten Billion Dollars ($10,000,000,000), a majority of the Independent Directors, in their good faith reasonable judgment, after consultation with the Advisor and the Company’s management, shall determine the comparables comprising the Market Comparables and the Factors (determined in accordance with the definition of “Base Management Fee Limit”) to be used for the following period. Notwithstanding anything contained herein to the contrary, in the event that then existing Market Comparables are insufficient, in themselves, to determine the Factors, the Independent Directors, in their good faith reasonable judgment, after consultation with the Advisor and the Company’s management shall make such determination based upon information then available.

(d) The Incentive Compensation shall be based on the Core AFFO for the entire applicable Incentive Compensation Period but shall be paid in quarterly installments based on the Core AFFO generated for the applicable quarter just ended, subject to a final year-end adjustment as set forth in Section 6(e)(vi), as the Board (including a majority of the Independent directors) shall reasonably determine. The Advisor shall compute each installment of the Incentive Compensation within forty-five (45) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Advisor to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is fifteen (15) Business Days after the date of delivery to the Board of such computations. Notwithstanding anything herein to the contrary, if the Company fails to pay dividends previously authorized by the Board (in good faith and in accordance with applicable law) and as has been announced to the public due to a legal prohibition or primarily as a result of an action or inaction of the Advisor, the Company shall have no obligation to pay the Incentive Compensation to the Advisor for so long as the Company remains unable to pay dividends; provided, however, that for the avoidance of doubt, the Incentive Compensation due to the Advisor during such period shall be paid to the Advisor promptly, and in any event within five (5) business days, following the date on which the Company is no longer prohibited from paying such dividends.

(e) Each installment of the Incentive Compensation shall be payable as follows:

(i) fifty percent (50%) of the Incentive Compensation will be payable in Restricted Shares (each a “Restricted Share Payment”); provided, however, the percentage of the Incentive Compensation payable in Restricted Shares is subject to the following: (1) the ownership of such shares by the Advisor does not violate the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board may grant (in its sole absolute discretion) to the Advisor in the future, (2) the Company’s issuance of such shares to the Advisor complies with all applicable restrictions, registration requirements or exemptions therefrom under U.S. federal securities laws and the rules of The New York Stock Exchange and (3) although the Restricted Shares will be considered fully vested when issued, those Restricted Shares paid in each Restricted Share Payment shall be subject to a lockup on resale that will be released in equal one third installments on each anniversary of the applicable Restricted Share Payment, and, to the extent any Restricted Shares are required to be forfeited pursuant to Section 6(e)(vi), the forfeiture will occur automatically without any further action required by the Advisor or the Company and the number of Restricted Shares subject to the lockup on resale that will be released in equal one third installments on each anniversary of the applicable Restricted Share Payment will be reduced pro rata to reflect the forfeiture. On each issuance, the Advisor will enter into a lockup letter with the Company in substantially the form attached hereto as Exhibit A. The Advisor shall be entitled to receive all dividends and other distributions paid in respect of all such Restricted Shares whether or not such Restricted Shares are then subject to the restriction contained in the lockup letter evidencing all of the requirements of this Section 6(e)(i); and

(ii) the balance of the Incentive Compensation not paid in Restricted Shares will be payable in cash.

(iii) Commencing with the Incentive Compensation Period on January 1, 2023, and no later than December 31st immediately before that Incentive Compensation Period and each Incentive Compensation Period thereafter, a majority of the Independent Directors, in their good faith reasonable judgment, after consultation with the Advisor and the Company’s management, shall set the Incentive Fee Escalator for each of the Incentive Fee Hurdles and make the adjusted Incentive Fee Hurdles known to the Advisor by delivery of written notice of the same. The Incentive Fee Hurdles as so increased by an Incentive Fee Escalator shall take effect at the start of the next Incentive Compensation Period and shall remain in effect until again so increased. For the avoidance of doubt, the Incentive Fee Hurdles shall not be increased by the Incentive Fee Escalator until the start of the fiscal quarter of the Company beginning on January 1, 2023.

(iv) In the event that any of the Company’s financial statements are restated, which restated financial statement or statements indicate that the Incentive Compensation paid by the Company was an Overpayment, the Advisor shall pay to the Company an amount of cash equal to the Overpayment within ten (10) Business days after the Advisor and the Company reach an agreement on the amount of such Overpayment, which agreement must be reached within thirty (30) Business Days of such restatement.

(v) The Advisor, in respect to any Common Stock now or hereafter owned by it, shall not vote or consent in its capacity as a Stockholder on matters, resolutions, actions or proposals submitted to the Stockholders regarding (A) the removal of the Advisor or any of its Affiliates as the Advisor or (B) any transaction between the Company and the Advisor or any Affiliate of the Advisor.

(vi) Reconciliation. No later than March 31st of each calendar year during the term hereof (the “Outside Reconciliation Date”), the Advisor shall calculate and provide to the Company a reconciliation showing the difference, if any, between the amount of the Incentive Compensation paid to the Advisor on a quarterly basis in the immediately preceding Incentive Compensation Period and the amount of Incentive Compensation due, if any, based on the aggregate Core AFFO for the applicable period (the “Annual Incentive Calculation”). If, subject to dispute as set forth in Section 6(h), the Annual Incentive Calculation shows that the Company has paid more than required under this Section 6(e) (the “Excess Incentive Compensation”), the Advisor shall within five (5) Business Days after delivery of the Annual Incentive Calculation to the Company, repay the Company all Excess Incentive Compensation by forfeiting Restricted Shares having a value equal to 50% of the Excess Incentive Compensation (the “Forfeited Shares”) and by repaying the remaining 50% of Excess Incentive Compensation in cash. In addition, the Advisor shall repay the Company all dividends or other distributions paid before the date of forfeiture. For these purposes the Restricted Shares that are subject to forfeiture shall have the same value as the value accorded the Restricted Shares at the time of issuance. If, subject to dispute as set forth in Section 6(h), the Annual Incentive Calculation shows that the Company has not paid the full amount required under this Section 6(e) (an “Incentive Compensation Deficiency”) the Company shall pay the Advisor the Incentive Compensation Deficiency, if any, within fifteen (15) days of receipt of the Annual Incentive Calculation.

(vii)    Notwithstanding anything contained herein to the contrary, on May [__], 2026 and on each five (5) year anniversary thereafter, the Board shall (A) consider any request by the Advisor (which request may be made solely by the Advisor in its discretion) to reduce the then current Incentive Fee Hurdles and (B) make a determination (based on all relevant facts and circumstances, including the best interests of the Company’s stockholders, the achievability of such Incentive Fee Hurdles, and any changes to the Investment Guidelines or the business plan of the Company) as to the amount by which such Incentive Fee Hurdles may be reduced.

(f) The number of Restricted Shares payable as the Incentive Compensation to be issued to the Advisor will be equal to the dollar amount of the portion of the then due Incentive Compensation payable in shares of Restricted Shares determined as follows:

(i) if the Common Stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange on the five (5) Business Days prior to the date on which the monthly installment of the Incentive Compensation is paid;

(ii) if the Common Stock is not traded on a securities exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five (5) Business Days prior to the date on which the quarterly installment of the Incentive Compensation is paid; and

(iii) if the Common Stock is neither traded on a securities exchange nor actively traded over-the-counter, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board (including a majority of the Independent Directors) of the Company.

(g) If at any time the Advisor shall, in connection with a determination of the value of the Common Stock made by the Board pursuant to Section 6(f)(iii), (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Advisor within ten (10) Business Days after the Advisor provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Advisor within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Advisor cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Advisor shall select one independent appraiser within five (5) Business Days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board and the Advisor and shall be delivered to the Advisor and the Board within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the Party with the estimate which deviated the furthest from the final valuation decision made by the independent appraisers.

(h) In the event the a majority of the Independent Directors makes a determination that disputes the Advisor’s calculation(s) as to (i) the Base Management Fee (including, for the avoidance of doubt, the Base Management Fee Limit and the Advisory Compensation Limit), (ii) the Incentive Compensation (including, for the avoidance of doubt, the Advisory Compensation Limit), or (iii) any expenses for which the Advisor claims reimbursement under the terms of this Agreement (including, for the avoidance of doubt, the Excess Amount), prior to payment or reimbursement of any disputed fees, costs or expenses, the Company will, within ten (10) days of such determination, provide written notice (a “Payment Dispute Notice”) to the Advisor disputing the amount set forth in the relevant computation or calculation submitted to it by the Advisor for payment (the “Payment Dispute”), in which case, the Company and the Advisor shall negotiate in good faith to reach an agreement on such Payment Dispute. If the Parties are unable to reach agreement on the Payment Dispute within thirty (30) calendar days of the date of delivery of the relevant payment Dispute Notice or such date as the Parties otherwise agree (the “Negotiation Period”) then such Payment Dispute shall be determined by agreement between the independent certified public accounting firms (the “Accountants”) of each of the Advisor and the Company who will have ten (10) days from the end of the Negotiation Period (the “Accountant Review Period”) to agree as to settlement of the Payment Dispute. If the Accountants cannot agree to settlement of the Payment Dispute, they shall agree to a third-party accounting firm (the “Neutral”) within two (2) days of the end of the Accountant Review Period, and the Neutral shall finally determine the payment no later than fifteen (15) after its selection by the Accountants. Each Party shall pay the cost and fees of its own Accountant and the parties will split the cost and fees of the Neutral.

(i) If an Overpayment is agreed to have occurred by any of (i) the Parties, (ii) the Accountants, or (iii), the Neutral, the Advisor shall pay the Overpayment to Company within thirty (30) days of such determination. The character of any payment made pursuant to this clause (i) shall be of the same form and composition as the Overpayment and, in the case of payments in the form of Restrictive Shares, shall be of the same value of such Restrictive Shares at the time of issuance and adjusted in respect of any dividends or other distributions received with respect to such Restrictive Shares to allow recoupment of the same.

(ii) If any of (i) the Parties, (ii) the Accountants, or (iii) the Neutral agree that the Company has failed to pay the Advisor the amounts required under this Agreement, the Company shall pay that amount to the Advisor within thirty (30) days of such determination.

(i) Fee on Gain from Sale of Investments. In connection with the Sale of any Investment, subject to the terms of this Section 6(i), the Company will pay to the Advisor a fee in connection with net Gain recognized by the Company in connection such sale (the “Gain Fee”). The Gain Fee shall be calculated at the end of each month and paid, to the extent due, with the next installment of the Base Management Fee. The Gain Fee will be calculated by aggregating all of the Gains and Losses for the applicable month.

(i) If, over the course of a month, the Gains exceed the Losses (a “Net Monthly Gain”), the Net Monthly Gain shall be multiplied by .15 and the resulting product shall be paid by the Company to the Advisor together with the next installment of the Base Management Fee.

(ii) If, over the course of a month, Losses exceed Gains (a “Net Monthly Loss”), the Net Monthly Loss shall be carried forward to the next month, and together with any Losses resulting in such immediately succeeding month, shall be applied against future Gains until exhausted.

(iii) In no event shall the Advisor have any responsibility to pay to the Advisor in the event that there are accumulated Net Monthly Losses.

(j) Limit on Advisory Compensation. In no event shall the Advisory Compensation paid to the Advisor over any calendar year exceed the Advisory Compensation Limit. For the avoidance of doubt, the amounts due to the Advisor under Section 6(i), if any, shall not be factored in for purposes of determining whether the Advisory Compensation Limit has been met.”

7.Resetting Timing of Annual Performance Standards Process. Section 12 of the Advisory Agreement is hereby amended by the addition of the following sentence at the end of the first paragraph of such Section 12:

“Notwithstanding anything in the foregoing to the contrary, in respect to the Annual Performance Standards to be set no later than April 30, 2021, such Standards shall be set for May 1-December 31, 2021 and, thereafter, such determinations shall be made on a calendar basis for the period commencing January 1 of each year and ending December 31 each year, with such determinations being made no later than January 31 of the following year.”

8.Effect of the Advisory Agreement. Except as modified by this Amendment, all of the terms of the Advisory Agreement are hereby ratified and confirmed and shall remain in full force and effect. This Amendment shall be construed as one with the Advisory Agreement, and the Advisory Agreement shall, where context requires, be read and construed so as to incorporate this Amendment.

9.General Provisions. Except as modified herein, the terms and provisions of Section 18 of the Advisory Agreement are hereby incorporated by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed and delivered this Fourth Amendment to Fourth Amended and Restated Advisory Agreement as of the date first set forth above.

                        GLOBAL NET LEASE, INC.

                        By: /s/ James L. Nelson
                         Name: James L. Nelson
                         Title: CEO

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.
By: Global Net Lease, Inc., its General Partner

                        By: /s/ James L. Nelson
                         Name: James L. Nelson
                         Title: CEO

GLOBAL NET LEASE ADVISORS, LLC

                        By: /s/ Michael R. Anderson
                         Name: Michael R. Anderson
                         Title: Authorized Signatory

[Signature Page to the Fourth Amendment to the
Fourth Amended and Restated Advisory Agreement]